Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement, Form S-8 of IntelGenx Technologies Corp. of our report dated March 30, 2016 relating to our audits of the consolidated financial statements of IntelGenx Technologies Corp. as of and for the years ended December 31, 2015 and 2014 appearing in this Registration Statement, filed with the United States Securities and Exchange Commission.

Richter LLP (Signed)1

Montréal, Québec
Canada
August 3, 2016

1CPA auditor, CA, public accountancy permit No. A112505

T. 514.934.3400

Richter S.E.N.C.R.L/LLP
1981 McGill College
Mtl (Qc) H3A 0G6
www.richter.ca

Montreal, Toronto